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                                                                    EXHIBIT 99.1

Contact    Robert M. Dodge
           Sr. Vice President & Chief Financial Officer
           706-846-3126

Website    http://www.hmpvascular.com


HORIZON ANNOUNCES PURCHASE OF IDEAS FOR MEDICINE ASSETS (IFM)

Atlanta, Ga. - Horizon Medical Products, Inc. (Amex-HMP) announced today that it has purchased the assets of Ideas for Medicine, Inc. ("IFM"), formerly a wholly owned subsidiary of CryoLife, Inc. (NYSE-CRY). In effect, this transaction completes the acquisition by HMP of the IFM product line in September of 1998. In addition to the purchase of assets, consisting primarily of inventory and leasehold improvements, HMP also assumed control of IFM's approximately 30,000 square foot manufacturing facility in St. Petersburg, Florida and the 80 employees there. In making the announcement, Marshall B. Hunt, HMP's CEO, stated, "With this acquisition, we can assure both our shareholders and our customers a continued supply of the IFM product line. In addition, this transaction resolves all outstanding issues related to the Manufacturing Agreement previously held with IFM. The St. Petersburg facility is a first rate medical device manufacturing operation and gives HMP significant manufacturing capabilities that we do not currently possess."

HMP purchased the product line from CryoLife in 1998 and CryoLife signed a four-year agreement to manufacture the IFM product line for HMP. HMP has been in default under the Manufacturing Agreement since June 1999. The acquisition that is announced today is the result of negotiations between HMP and CryoLife to resolve the differences resulting from the default.

The transaction provides for HMP to pay CryoLife the sum of approximately $5.9 million, payable in 22 equal monthly installments of principal and interest of $140,000. The note consists of a portion, approximately $3.8 million, which bears interest at 9% per year, and a non-interest-bearing portion of approximately $2.1 million. The note also requires an additional $1 million principal payment at any time prior to April 3, 2001. If the $1 million payment is made when due, and no other defaults exist under the note, then $1 million of the non-interest-bearing portion of the note will be forgiven. In addition, at such time as the principal balance has been paid down to $1.1 million, and assuming that there have been no defaults under the promissory note, the remainder of the note will be forgiven and the note will be cancelled.

Certain statements and information included herein may constitute
"forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the US Securities and Exchange Commission, including but not limited to the Company's Prospectus on Form


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S-1 and the Company's Annual Report on Form 10-K for the year ended December 31,
1999. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Horizon Medical Products, Inc., headquartered in Manchester, Georgia, is a specialty medical device company focused on manufacturing and marketing vascular access products. The Company's oncology product lines include implantable ports, tunneled central venous catheters and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company has a complete line of acute and chronic dialysis catheters and immediate access hemodialysis grafts used for kidney failure patients and a specialty line of embolectomy balloon catheters, carotid balloon shunts, and occlusion balloon products used to maintain the vascular system.